Exhibit 99.1

News Release

H. EDWARD HANWAY ELECTED TO MMC BOARD OF DIRECTORS

NEW YORK, January 20, 2010 – Marsh & McLennan Companies, Inc. (MMC) announced today that its Board of Directors has elected H. Edward Hanway as a Director, effective immediately.

Mr. Hanway, 57, served as Chairman and CEO of CIGNA Corporation from 2000 to the end of 2009. From 1999 to 2000, he served as President and Chief Operating Officer of CIGNA. From 1996 to 1999, he was President of CIGNA HealthCare, and from 1989 to 1996 was President of CIGNA International. Previously, Mr. Hanway was with the Insurance Company of North America (INA), a CIGNA predecessor company, and was appointed to management and executive roles of increasing responsibility through the merger in 1982 of INA and Connecticut General, which formed CIGNA.

“We are delighted that Ed is joining us,” said Stephen R. Hardis, Chairman of MMC’s Board of Directors. “His extensive insurance industry experience – as well as his significant efforts to improve the quality, accessibility and affordability of health care in the United States – make Ed an exceptional addition to the Board. We look forward to his contributions in 2010 and beyond.”

Mr. Hanway serves on the Board of Directors of the Alliance for Health Reform and is a former member of the Board of Directors of America’s Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH), and has been active in a wide range of issues and initiatives associated with children's health and education. He serves on the Board of Advisors of the March of Dimes Foundation, as well as on the Board of Trustees of Loyola College of Baltimore and the Eisenhower Exchange Fellowships.

The MMC Board has determined that Mr. Hanway is independent from management under MMC’s director independence standards, as well as for the purpose of NYSE-listed company standards. With this election, MMC’s Board now consists of 12 members, including 11 independent directors.

MMC is a global professional services firm providing advice and solutions in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including Marsh, the insurance broker and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; Oliver Wyman, the management consultancy; and Kroll, the risk consulting firm. With approximately 52,000 employees worldwide and annual revenue of $11 billion, MMC provides analysis, advice and transactional capabilities to clients in more than 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago and London stock exchanges. MMC’s website address is www.mmc.com.

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